Exhibit 99
VIACOM INC. BOARD FORMS SPECIAL COMMITTEE TO EVALUATE
POTENTIAL COMBINATION WITH CBS CORPORATION

NEW YORK, February 1, 2018 –Viacom Inc. (NASDAQ:  VIAB, VIA) today announced that its Board of Directors has established a special committee of independent directors to evaluate a potential combination with CBS Corporation. The Committee has retained independent legal counsel and is retaining independent financial advisors in connection with this evaluation.
There can be no assurance that this process will result in a transaction or on what terms any transaction may occur. Neither Viacom nor the Committee intends to comment further until the process is completed.

Contacts
Press:	Investors:
Justin Dini Senior Vice President, Corporate Communications (212) 846-2724 justin.dini@viacom.com	James Bombassei Senior Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com
About Viacom
Viacom is home to premier global media brands that create compelling entertainment content - including television programs, motion pictures, short-form content, apps, games, consumer products, podcasts, live events and social media experiences - for audiences in more than 180 countries. Viacom's media networks, including Nickelodeon, Nick Jr., MTV, BET, Comedy Central, Paramount Network, VH1, TV Land, CMT, Logo, Channel 5 (UK), Telefe (Argentina), Colors (India) and Paramount Channel, reach approximately 4.3 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment. Paramount Television develops, finances and produces original programming for television and digital platforms.
For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).